WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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                             AMENDMENT NO. 1 TO THE
                         INVESTMENT MANAGEMENT AGREEMENT


Effective October 1, 1997, Section 7. of the Investment Management Agreement dated as of April 3, 1995, between COLONIAL TRUST VII with respect to COLONIAL NEWPORT TIGER FUND (Portfolio) and NEWPORT FUND MANAGEMENT, INC. (Investment Manager) is hereby amended to read in its entirety as follows:

7. Compensation. For the services provided and the expenses assumed by the Investment Manager pursuant to this Agreement, the Portfolio will pay the Investment Manager and the Investment Manager will accept as full compensation a management fee, accrued daily and payable within five (5) business days after the last business day of each month, at the annual rate of 1.00% on the first $100 million of the aggregate net assets of the Portfolio, 0.75% in excess of $100 million, 0.70% in excess of $1.5 billion and 0.65% in excess of $2.5 billion.

COLONIAL TRUST VII on behalf of
COLONIAL NEWPORT TIGER FUND




By:  _____________________________
    Title:  Controller


NEWPORT FUND MANAGEMENT, INC.




By:  _____________________________
    Title:


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